UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FUSE MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUSE MEDICAL, INC.

SUPPLEMENT TO

DEFINITIVE PROXY STATEMENT AND

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

for the Annual Meeting of Stockholders to be held on

Wednesday, June 26, 2019

On May 13, 2019, Fuse Medical, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held on June 26, 2019 (the “Annual Meeting”).

The Company is providing this supplement (“Supplement”) solely to provide supplemental disclosure regarding a change in the Company’s auditors since the date of the Proxy Statement.

On June 1, 2019, the Company was notified that the audit practice of Montgomery Coscia Greilich LLC (“MCG”) an independent registered public accounting firm, was combined with Baker Tilly Virchow Krause LLP (“Baker Tilly”) in a transaction pursuant to which MCG combined its operations with Baker Tilly and certain of the professional staff and partners of MCG joined Baker Tilly either as employees or partners of Baker Tilly. On June 1, 2019, MCG resigned as the auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, Baker Tilly was engaged as its independent registered public accounting firm.

Prior to engaging Baker Tilly, the Company did not consult with Baker Tilly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly on the Company’s financial statements, and Baker Tilly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of MCG regarding the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion, disclaimer of opinion or qualification for audit scope or accounting principles.

During the years ended December 31, 2018 and 2017, and during the interim period from the end of the most recently completed fiscal year through June 1, 2019, the date of resignation, there were no disagreements with MCG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MCG would have caused it to make reference to such disagreement in its reports.

The Company filed a Current Report on Form 8-K on June 5, 2019 disclosing this change in accountants.

This Supplement should be read in conjunction with the Company’s Proxy Statement filed with the SEC on May 13, 2019. As a result of the combination of MCG and Baker Tilly, references in Proposal 2 of the Proxy Statement to ratification of MCG as the Company’s independent registered public account firm for the fiscal year ended December 31, 2018 and the fiscal year ending December 31, 2019 should be references to ratifying Baker Tilly as the Company’s independent registered public accounting firm for those fiscal years. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer the Proxy Statement for instructions on how to do so.

The date of this Supplement is June 5, 2019.